Exhibit 23 (j) (iv)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 22, 2008, relating to the financial statements and financial highlights which appear in the October 31, 2008 Annual Report to Shareholders of International Small Company Portfolio (a portfolio within DFA Investment Dimensions Group Inc.) and The Japanese Small Company Series, The Asia Pacific Small Company Series, The United Kingdom Small Company Series, The Continental Small Company Series and The Canadian Small Company Series (constituting portfolios within The DFA Investment Trust Company), which are also incorporated by reference into this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
October 26, 2009